Exhibit 99.1

LMP Automotive Holdings, Inc. and its Affiliates Enters into an All Cash Asset Sale Agreements and Intends to Seek Stockholder Approval for Plan of Liquidation

FORT LAUDERDALE, Fla., Aug. 08, 2022 (GLOBE NEWSWIRE) -- LMP Automotive Holdings, Inc. (NASDAQ: LMPX) (“LMP” or the “Company”), an e-commerce and facilities-based automotive retailer in the United States, today announced it has entered into dealership and real estate asset sale agreements (the “Agreements”) to sell its Kia dealerships in Port Charlotte, FL, Cape Coral, FL and Beckley, WV, its Subaru dealership in Beckley, WW, its Chevrolet dealership in Beckley, WV and its General Motors dealership in Beckley, WV (the “Sale”).

The Company anticipates that the expected closing of the Sale will occur in October of this year, subject to the terms of the Agreements and numerous conditions precedent to Closing including but not limited to regulatory approval including any approval necessary under the Hart-Scott Rodino Antitrust Act.

We continue to believe that our stock price does not reflect the net asset value of our company and believe that this transaction along with the sale of our remaining assets will enable us to maximize stockholder value. The LMP Board of Directors (the “Board”) unanimously recommends that at our next Special Meeting of Stockholders (the “Special Meeting”) the Company’s stockholders vote to approve a proposed plan of liquidation of LMP’s assets and the dissolution of the Company (the “Plan of Liquidation”). The Plan of Liquidation will allow the LMP Board to sell all of the Company’s assets, distribute the net proceeds to stockholders and dissolve the Company. Importantly, the Plan of Liquidation will allow LMP to consummate the Sale of the above mentioned assets and to enter into sales for its remaining assets not currently subject to sale agreements and to enter into value maximizing transactions without subjecting any such transaction to the delay and conditionality associated with having to seek and obtain stockholder approval.

“The Board and the management team all believe that, given the diversified nature of our portfolio, pursuing multiple transactions with different potential buyers for assets or groups of assets presents the best opportunity to maximize stockholder value,” said Sam Tawfik, Chief Executive Officer and Chairman. “We believe that the Plan of Liquidation will maximize stockholder value as we continue to sell our remaining assets. Management believes that upon finalization of the Plan of Liquidation we expect that the Company will be able to distribute aproximatly $115 million to $126 million to shareholders.”

ABOUT LMP AUTOMOTIVE HOLDINGS, INC.

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) is a growth company with a long-term plan to profitably consolidate and partner with automotive dealership groups in the United States. We offer a wide array of products and services fulfilling the entire vehicle ownership lifecycle, including new and used vehicles, finance and insurance products and automotive repair and maintenance.

Our proprietary e-commerce technology and strategy are designed to disrupt the industry by leveraging our experienced teams, growing selection of owned inventories and physical logistics network. We seek to provide customers with a seamless experience both online and in person. Our physical logistics network enables us to provide convenient free delivery points for customers and provide services throughout the entire ownership life cycle. We use digital technologies to lower our customer acquisition costs, achieve operational efficiencies and generate additional revenues. Our unique growth model generates significant cash flows, which funds our innovation and expansion into new geographical markets, along with strategically building out dealership networks, creating personal transportation solutions that consumers desire.

Investor Relations:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

investors@lmpah.com

For more information visit:

lmpmotors.com

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company or any successor entity of the transaction and include statements concerning the expected timing of closing the transaction. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the Atlantic Sale, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreements, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, and (v) risks that the transaction disrupts current plans and operations of the Company. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It

A full description of the terms of the Atlantic Sale and the plan of liquidation will be provided in proxy statement to be filed with the Securities and Exchange Commission (“SEC”) by the Company that will include a proxy statement with respect to the stockholder meeting of the Company to vote on a plan of liquidation. The Company urges investors, stockholders and other interested persons to read, when available, the preliminary proxy statement, as well as other documents filed with the SEC, because these documents will contain important information about the Company, the Atlantic Sale and the plan of liquidation. The definitive proxy statement will be mailed to stockholders of the Company as of a record date to be established for voting on the plan of liquidation. Once available, stockholders will also be able to obtain a copy of the proxy statement, and other documents filed with the SEC without charge by directing a request to: 500 East Broward Boulevard, Suite 1900 Fort Lauderdale, FL 33394, or via email at investors@lmpah.com. The preliminary and definitive proxy statement can also be obtained, without charge, at the SEC’s website (www.sec.gov).

No Offer or Solicitation

This press release does not constitute an offer or invitation for the sale or purchase of securities, assets or the business described herein or a commitment to the Company, nor is it a solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the Atlantic Sale, the plan of liquidation or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

The Company, and its respective directors and executive officers, may be deemed participants in the solicitation of proxies of the Company’s stockholders in respect of the plan of liquidation. Information about the directors and executive officers of the Company is set forth in the Company’s filings with the SEC. Additional information regarding the identity of all potential participants in the solicitation of proxies to the Company’s stockholders in connection with the Atlantic Sale and plan of liquidation and other matters to be voted upon at the special meeting, and their direct and indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement, when it becomes available.

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